UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 26, 2012

MADISON COUNTY FINANCIAL, INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-35679	46-0658311
(State or Other Jurisdiction Of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No. )

111 West Third Street, Madison, Nebraska	68748
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:	(402) 454-6511

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02                      Results of Operations and Financial Condition

Madison County Financial, Inc. (Nasdaq Capital Market: MCBK) (the “Company”), the holding company for Madison County Bank (the “Bank”), announced net income of $945,000 for the quarter ended September 30, 2012, a decrease of $39,000, or 4.0%, from net income of $984,000 for the quarter ended September 30, 2011. The decrease in net income resulted primarily from a $40,000 increase in provision for loan losses and a $164,000 increase in noninterest expense, offset in part by a $104,000 increase in noninterest income, and a $55,000 decrease in income tax expense.

Net income for the nine months ended September 30, 2012 increased $306,000, or 11.4%, to $3.0 million from $2.7 million for the nine months ended September 30, 2011.

For the quarter ended September 30, 2012, net interest income increased $6,000, or 0.2%, to $2.4 million, from $2.4 million for the quarter ended September 30, 2011.  The increase in net interest income resulted from a $51,000 increase in interest income on securities, a decrease of $58,000 in interest expense on deposits and a $10,000 decrease in interest expense on borrowings, offset by a decrease of $113,000 in interest income on loans.

Provision for loan losses was $250,000 for the quarter ended September 30, 2012, compared to provision for loan losses of $210,000 for the quarter ended September 30, 2011.

Noninterest income increased $104,000, or 23.0%, to $557,000 for the quarter ended September 30, 2012, from $453,000 for the quarter ended September 30, 2011.  The increase was due primarily to a $170,000 increase in gains on sales of mortgage loans, offset by a $47,000 decrease in gains on sales of investment securities, and a decrease of $15,000 in insurance commission income.

For the quarter ended September 30, 2012, noninterest expense increased $164,000, or 13.1%, to $1.4 million, from $1.2 million for the quarter ended September 30, 2011.  The increase was primarily attributable to an increase in compensation, reflecting normal salary increases.

Net income for the nine months ended September 30, 2012 was $3.0 million compared to net income of $2.7 million for the nine months ended September 30, 2011.  For the 2012 period, net interest income increased $389,000, provision for loan losses decreased $5,000 and noninterest income increased $359,000, offset in part by an increase in noninterest expense of $363,000, and an increase in the income tax expense of $84,000.

Net interest income increased $389,000, or 5.6%, to $7.4 million for the nine months ended September 30, 2012, from $7.0 million for the nine months ended September 30, 2011, reflecting an increase of $155,000 in interest income on securities, an increase of $4,000 in other investments, a decrease of $272,000 in interest expense on deposits, and a $31,000 decrease in interest expense on borrowings, offset in part by a $73,000 decrease in interest income on loans.

Provision for loan losses was $435,000 for the nine months ended September 30, 2012, compared to provision for loan losses of $440,000 for the nine months ended September 30, 2011.

Noninterest income increased $359,000, or 32.6%, to $1.5 million for the nine months ended September 30, 2012, from $1.1 million for the nine months ended September 30, 2011.  The increase was due primarily to a $24,000 increase in loan servicing income and a $405,000 increase in gains on sales of mortgage loans, offset in part by a $29,000 decrease in gains on sales of investment securities, and a decrease of $46,000 in insurance commission income.

Noninterest expense increased $363,000, or 9.4%, to $4.2 million for the nine months ended September 30, 2012, from $3.8 million for the nine months ended September 30, 2011.  This increase was attributable primarily to a $289,000 increase in compensation, reflecting normal salary increases, a $69,000 increase in professional fees, reflecting additional costs associated with audits performed in preparation for our mutual to stock conversion and initial public offering, and a $74,000 increase in other expense due in part to an increase in our provision for the contingent liability related to sold loans, and a $35,000 decrease in FDIC insurance premiums due to a change in how the premium is calculated.

COMPARISON OF FINANCIAL CONDITION DATA – SEPTEMBER 30, 2012 AND DECEMBER 31, 2011

Total assets increased $17.2 million, or 7.2%, to $255.9 million at September 30, 2012 from $238.7 million at December 31, 2011.  The increase was primarily the result of an increase in cash and cash equivalents and investment securities.

Cash and cash equivalents increased $7.6 million, or 117.4%, to $14.0 million at September 30, 2012, from $6.5 million at December 31, 2011, and securities classified as held to maturity increased by $7.9 million, or 51.1%, to $23.3 million at September 30, 2012, from $15.4 million at December 31, 2011, primarily as a result of the investment of the stock conversion proceeds held in escrow of $26.9 million.

Net loans increased $3.1 million, or 1.6%, to $192.1 million at September 30, 2012, from $189.0 million at December 31, 2011.  Our one- to four-family residential mortgages decreased $966,000 to $36.4 million from $37.4 million, due primarily to refinancing and sale of these loans.  In addition, our commercial real estate and multi-family loans decreased $550,000, or 2.6%, to $20.5 million at September 30, 2012, from $21.0 million at December 31, 2011.  In contrast, agricultural and commercial non-real estate loans increased $5.5 million, or 11.7%, to $52.1 million at September 30, 2012, from $46.6 million at December 31, 2011.

Deposits increased $6.6 million, or 3.7%, to $185.8 million at September 30, 2012, from $179.2 million at December 31, 2011.  The increase resulted primarily from deposit inflows from existing customers.

Borrowings decreased $20.6 million, or 76.6%, to $6.3 million at September 30, 2012, from $26.9 million at December 31, 2011.  The decreased resulted from the maturity and pay down of short-term advances.

Stock conversion proceeds in escrow increased to $26.9 million at September 30, 2012.  The stock conversion was completed on October 3, 2012.

Stockholders’ equity increased $3.0 million, or 10.0%, to $33.1 million at September 30, 2012 from $30.1 million at December 31, 2011.  The increase resulted primarily from net income of $3.0 million for the nine months ended September 30, 2012.

Forward-Looking Statement

This Current Report on Form 8-K may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995.  The Bank and Company intend that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, including the value of agricultural real estate in our market area, the price of commodities, and particularly #2 Yellow Corn, and the impact of interest rates on financing.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Bank or Company or any other person that results expressed therein will be achieved.  Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information of future events.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
	(In thousands, except per share amounts)

SELECTED OPERATING DATA:

Interest income	$2,907	$2,969	$8,789	$8,703
Interest expense	484	552	1,408	1,711
Net interest income	2,423	2,417	7,381	6,992
Provision for loan losses	250	210	435	440
Net interest income after
provision for loan losses	2,173	2,207	6,946	6,552
Noninterest income	557	453	1,461	1,102
Noninterest expense	1,413	1,249	4,205	3,842
Income before income tax expense	1,317	1,411	4,202	3,812
Income tax expense	372	427	1,218	1,134
Net income	$945	$984	$2,984	$2,678
Basic and diluted earnings per share (1)	N/A	N/A	N/A	N/A

(1) The Company's stock conversion was not consummated until October 3, 2012, and accordingly, earnings per share information is not applicable for the periods presented.

	September 30,	December 31,
	2012	2011
	(Unaudited)
	(In Thousands)

SELECTED FINANCIAL CONDITION DATA:

Total assets	$255,911	$238,668
Total cash and cash equivalents	14,035	6,457
Investments in available for sale securities, at fair value	7,907	10,228

Investments in held to maturity securities, at amortized cost	23,273	15,402
Loans held for sale	57	621
Loans, net	192,056	188,953
Cash surrender value of life insurance policies	4,559	4,444
Federal Home Loan Bank of Topeka stock, at cost	2,065	2,037
Deposits	185,821	179,211
Stock conversion proceeds in escrow	26,942	-
Borrowings	6,300	26,900
Total Equity	33,147	30,131

ASSET QUALITY RATIOS:

Nonperforming loans to total loans	0.11%	0.12%
Nonperforming assets to total assets	0.09%	0.10%

Annualized net charge-offs to average loans outstanding	-0.07%	0.01%
Allowance for loan losses to non-performing loans	2,066.36%	1,673.75%
Allowance for loan losses to total loans	2.31%	2.07%

Item 9.01                      Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired.	Not Applicable.
(b)	Pro Forma Financial Information	Not Applicable.
(c)	Shell Company Transactions	Not Applicable.
(d)	Exhibits.	Not Applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MADISON COUNTY FINANCIAL, INC.

DATE: October 26, 2012	By:	/s/ David J. Warnemunde
David J. Warnemunde
President and Chief Executive Officer